Prospectus Supplement No. 8                     Filed Pursuant to Rule 424(b)(3)
dated November 12, 2001                               Registration No. 333-32668
(to Prospectus dated April 6, 2000)                         Cusip No. 705904 506


                       PEGASUS COMMUNICATIONS CORPORATION

         3,000,000 Shares of 6-1/2% Series C Convertible Preferred Stock
                                       and
   the Shares of Class A Common Stock Issuable upon Conversion of the Series C
                          Convertible Preferred Stock

                                  ------------

         The following table supplements and amends the information set forth on pages 37 to 41 in the prospectus under Selling Security Holders with respect to certain Series C convertible preferred stock selling security holders and the number of shares of Series C convertible preferred stock beneficially owned by such holders that may be offered and sold pursuant to the prospectus dated April 6, 2000. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus.

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                                                                                                              PERCENTAGE OF
                                  NUMBER OF SHARES         PERCENTAGE OF                                         CLASS A
                                    OF SERIES C              SERIES C            NUMBER OF SHARES                COMMON
                                   CONVERTIBLE             CONVERTIBLE          OF CLASS A COMMON                 STOCK
                                 PREFERRED STOCK          PREFERRED STOCK       STOCK THAT MAY BE              OUTSTANDING
                NAME             THAT MAY BE SOLD          OUTSTANDING                SOLD(1)                       (2)
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
Ramius Capital Group LLC              20,000                     *                    31,372                         *
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
* less than 1%

(1) Assumes conversion of all of the holders' Series C convertible preferred stock at a conversion price of $63.75 per share of Class A common stock. However, this conversion price will be subject to adjustment as described under Description of Series C Convertible Preferred Stock--Conversion Rights. As a result, the amount of Class A common stock issuable upon conversion of the Series C convertible preferred stock may increase or decrease in the future.

(2) Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 47,769,054 shares of Class A common stock outstanding as of October 31, 2001. In calculating this amount, we treated as outstanding the number of shares of Class A common stock issuable upon conversion of all of that particular holder's Series C convertible preferred stock. However, we did not assume the conversion of any other holder's Series C convertible preferred stock.
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         Because the selling security holders listed above and in the prospectus under the caption Selling Security Holders may, pursuant to the prospectus, as supplemented, offer all or some portion of the Series C convertible preferred stock, no estimate can be given as to the amount of Series C convertible preferred stock that will be held by the selling security holders upon termination of any such sales.

         Furthermore, the selling security holders identified in the table set forth in the prospectus under the caption Selling Security Holders may have sold, transferred or otherwise disposed of all or a portion of their Series C convertible preferred stock or Class A common stock since the date on which they provided us with information regarding their Series C convertible preferred stock or Class A common stock, and we have not made any independent inquiries as to the foregoing.

         All information provided in this prospectus supplement is current as of November 9, 2001.


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